Exhibit 5.1

Opinion of Maples and Calder (Hong Kong) LLP

Our ref	KON/780144-000001/20263609v3
Direct tel	+852 3690 7595
Email	Katherine.Ng@maples.com

Lufax Holding Ltd

15th Floor

No. 1333 Lujiazui Ring Road

Shanghai 200120, China

30 July 2021

Dear Sir or Madam

Lufax Holding Ltd 陆金所控股有限公司 (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 30 July 2021 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 45,644,803 ordinary shares, par value US$0.00001 per share (the “Shares”), issuable by the Company pursuant to the Amended and Restated Phase I Share Incentive Plan, the Amended and Restated Phase II Share Incentive Plan and the Amended and Restated 2019 Performance Share Unit Plan approved and authorized by the nomination and remuneration committee of the board of directors of the Company on 21 July 2021 (together the “Plans” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the fifth amended and restated memorandum of association and the eighth amended and restated articles of association of the Company conditionally adopted by way of a special resolution of the shareholders passed on 30 September 2020 and effective immediately prior to the completion of the initial public offering of the Company’s American depositary shares representing its ordinary shares with effect from 3 November 2020 (the “Memorandum and Articles”), the minutes of the meeting of the board of directors of the Company held on 21 August 2015 (the “2015 Board Minutes”), the minutes of the meeting of the board of directors of the Company held on 21 July 2021 (the “2021 Board Minutes”) and the minutes of the meeting of the nomination and remuneration committee of the board of directors of the Company held on 21 July 2021 (together with the 2015 Board Minutes and the 2021 Board Minutes, the “Minutes”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company have been duly and validly authorized.

2.

When issued and paid for in accordance with the terms of the Plans and in accordance with the resolutions set out in the Minutes, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the Shares would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the resolutions set out in the Minutes were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below, and (h) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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